Exhibit 99.1

Liberty Interactive Closes Private Offering of $750 Million of 1.75% Exchangeable Senior Debentures due 2046

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (“Liberty”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced today that its wholly owned subsidiary Liberty Interactive LLC (the “Company”) has closed its previously announced private offering of $750 million aggregate principal amount of its 1.75% exchangeable senior debentures due 2046 (the “debentures”), including debentures with an aggregate principal amount of $75 million issued pursuant to the exercise of an option granted to the initial purchasers.

Upon an exchange of debentures, the Company, at its option, may deliver Charter Communications, Inc. (“Charter”) Class A common stock, cash or a combination of Charter Class A common stock and cash.  Initially, 2.9317 shares of Charter Class A common stock are attributable to each $1,000 principal amount of the debentures, representing an initial exchange price of approximately $341.10 for each share of Charter Class A common stock. A total of approximately 2.2 million shares of Charter Class A common stock are attributable to the debentures.  Interest is payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2016.  The debentures may be redeemed by the Company, in whole or in part, on or after October 5, 2023.  Holders of the debentures also have the right to require the Company to purchase their debentures on October 5, 2023.  The redemption and purchase price will generally equal 100% of the adjusted principal amount of the debentures plus accrued and unpaid interest.

The Company used a portion of the net proceeds from the offering to repurchase 366,870 of its outstanding 0.75% exchangeable senior debentures due 2043 (the “2043 Debenture”) for an aggregate purchase price of approximately $456 million.  As previously disclosed, as of June 16, 2016 the adjusted principal amount was approximately $385 per 2043 Debenture.  The Company expects to use the remaining proceeds, together with additional cash on hand, to pay down outstanding borrowings of $450 million under a margin loan facility recently entered into by its wholly owned special purpose subsidiary LV Bridge, LLC.

The debentures, as well as the associated cash proceeds, are attributed to the Liberty Ventures Group.

The debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The debentures were offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the debentures nor shall there be any sale of debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the offering of debentures and the use of proceeds therefrom.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Liberty Broadband Corporation and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation